UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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P & F Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 20, 2015

To the Stockholders of
P&F Industries, Inc.:

The Annual Meeting of Stockholders of P&F Industries, Inc. will be held at the Conference Center at 445 Broadhollow Road, Melville, New York 11747 on Wednesday, May 20, 2015 at 10:00 A.M., for the following purposes:

(1)	To elect three directors, two to hold office for three years and one to hold office for one year;
(2)	To consider and act upon a proposal to ratify the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year 2015;
(3)	To consider and approve the Internal Revenue Code Section 162(m) performance goals under the P&F Industries, Inc. Amended and Restated Executive 162(m) Bonus Plan;
(4)	To consider and approve an advisory (non-binding) resolution regarding the compensation of our named executive officers; and
(5)	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

In accordance with the provisions of the Company’s By-laws, the Board of Directors has fixed the close of business on April 10, 2015 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement.

You are cordially invited to attend the Annual Meeting. If you do not expect to attend the Annual Meeting in person, please vote, date, sign and return the enclosed proxy as promptly as possible in the enclosed reply envelope.

By order of the Board of Directors JOSEPH A. MOLINO, JR. Secretary
Dated:	April 30, 2015 Melville, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2015:

This Proxy Statement and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, are available at: https://materials.proxyvote.com/692830.

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P & F INDUSTRIES, INC.
445 Broadhollow Road, Suite 100
Melville, New York 11747

PROXY STATEMENT

This proxy statement is being furnished by the Board of Directors of P&F Industries, Inc. (the “Company”) to holders of the Company’s Class A Common Stock, $1.00 par value (the “Common Stock”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at its 2015 annual meeting of stockholders or any adjournment or postponement thereof (the “Annual Meeting”).

The Company’s principal offices are located at 445 Broadhollow Road, Suite 100, Melville, New York 11747. The Company anticipates mailing this proxy statement to stockholders on or about April 30, 2015.

ABOUT THE ANNUAL MEETING

Date, Time and Place of Meeting

The Annual Meeting will be held on Wednesday, May 20, 2015, at 10:00 a.m. local time at the Conference Center at 445 Broadhollow Road, Melville, New York.

Record Date and Voting Rights

The Board of Directors established the close of business on April 10, 2015 as the record date for determining the holders of the Common Stock entitled to notice of and to vote at the Annual Meeting. On the record date, 3,594,870 shares of Common Stock were outstanding and entitled to vote at the Annual Meeting. The Company’s stockholders are entitled to one vote for each share of Common Stock held as of the record date on all matters.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Cameras and recording devices will not be permitted at the Annual Meeting.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. If a share of Common Stock is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Common Stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares in the absence of specific instructions with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers have the discretionary authority to vote on the ratification of the Company’s independent registered public accounting firm; however, they do not have discretionary authority to vote on the election of our directors, the approval of the performance goals under the 162(m) Bonus Plan (as defined below) or on the approval of an advisory (non-binding) resolution relating to executive compensation, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of the Company, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise.

Voting Proxies

Whether you hold shares of Common Stock directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the proxy card provided.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted “FOR” the nominees set forth in Proposal 1, and “FOR” Proposals 2, 3 and 4.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made. The Company will provide a ballot to registered stockholders who request one at the meeting. Shares of Common Stock held in your name as the stockholder of record may be voted on that ballot. Shares of Common Stock held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote that your shares will be represented at the Annual Meeting.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote by following the separate instructions provided by your broker, trust, bank or other nominee. If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) submitting a later-dated proxy relating to the same shares prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of elections or voting in person.

Other Business

The Board of Directors is not aware of any matters to be properly presented for action at the Annual Meeting other than the proposals relating to the election of directors, the ratification of the appointment of the Company’s independent registered public accountant for 2015, the approval of performance goals under the 162(m) Bonus Plan, and the approval of an advisory (non-binding) resolution regarding the compensation of named executive officers. The Company does not intend to bring any other matters before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will vote them in their discretion.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth the beneficial ownership of Common Stock as of the record date, including shares as to which a right to acquire ownership within 60 days of the record date exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (i) each director and nominee for director, (ii) the “named executive officers” listed in the Summary Compensation Table (Richard A. Horowitz and Joseph A. Molino, Jr.), (iii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, and (iv) all directors and executive officers as a group. Except as indicated in the applicable footnotes, each beneficial owner listed has sole voting power and sole investment power over the shares of Common Stock indicated. Except as indicated in the applicable footnotes, the address of each beneficial owner is in the care of the Company, 445 Broadhollow Road, Suite 100, Melville, New York 11747.

Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Howard Brod Brownstein	13,898	(1)	*
Jeffrey D. Franklin	4,498	(1)(2)	*
Richard A. Horowitz	1,349,629	(3)	35.9%
Joseph A. Molino, Jr.	144,667	(4)	3.9%
Richard P. Randall	3,998	(1)(5)	*
Kenneth M. Scheriff	5,598	(1)(6)	*
Mitchell A. Solomon	4,498	(1)(2)	*
FMR LLC	388,700	(7)	10.8%
Grace Horowitz	237,731	(8)	6.6%
Lawndale Capital Management, LLC	367,086	(9)	10.2%
All directors and executive officers as a group (7 persons)	1,526,786	(10)	39.1%

*	Less than 1%.
(1)	Includes 666 restricted shares of Common Stock which provide for vesting on May 20, 2015.
(2)	Includes 500 shares issuable upon the exercise of stock options.
(3)	Includes 170,000 shares issuable upon the exercise of stock options. Excludes 10,000 shares owned by The Linda and Richard Horowitz Foundation.
(4)	Includes 131,667 shares issuable upon the exercise of stock options.
(5)	Includes 2,000 shares issuable upon the exercise of stock options.
(6)	Includes 2,500 shares issuable upon the exercise of stock options.
(7)	Information obtained from a Schedule 13G/A, filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2015, by FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, a registered investment adviser to Fidelity Low Priced Stock Fund (the “Fund”), the beneficial owner of such 388,700 shares. Edward C. Johnson 3d and members of his family, including Abigail P. Johnson, are a controlling group of FMR LLC. According to such Schedule 13G/A, FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson each has the sole power to dispose or to direct the disposition of all shares held and FMR LLC has the sole power to vote or direct the vote of 23,900 of the shares held, with the sole power to vote or direct the vote of the remaining 364,800 shares residing with the Fund through its board of trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(8)	Information obtained from a Schedule 13G/A, filed with the SEC on February 13, 2015 by Grace Horowitz. According to such Schedule 13G: Mrs. Horowitz has sole voting and dispositive power over 222,991 shares, of which she owns 80,248 shares directly; 142,343 are held by a family trust, for which Mrs. Horowitz is the Trustee and sole beneficiary; and 400 shares are held by a private charitable foundation of which she is the sole director. Mrs. Horowitz has shared voting and dispositive power over 14,740 shares with respect to shares held by a family trust for the benefit of her daughter, for which both Mrs. Horowitz and the daughter are trustees. The address of Grace Horowitz is c/o Moomjian, Waite & Coleman, LLP, 100 Jericho Quadrangle, Suite 225, Jericho, New York 11753.

(9)	Information obtained from a Schedule 13D/A, dated April 29, 2013, filed with the SEC by Lawndale Capital Management, LLC, Andrew E. Shapiro and Diamond A Partners, L.P. According to such Schedule 13D/A, each of Lawndale Capital Management, LLC and Andrew E. Shapiro share voting and dispositive power with respect to 367,086 shares, and Diamond A. Partners, L.P. shares voting and dispositive power with respect to 310,286 of such shares. The address of each of the foregoing is 591 Redwood Highway, Suite 2345, Mill Valley, California 94941. This information does not reflect the information contained in an Initial Statement of Beneficial Ownership of Securities on Form 3 filed by Lawndale Capital Management, LLC, dated November 13, 2014, which shows non-derivative beneficial ownership of 368,557 shares (representing 10.3% of the Company’s Common Stock) but does not include the detailed nature of such beneficial ownership.
(10)	Includes 307,167 shares issuable upon the exercise of stock options. Includes the beneficial ownership of Messrs. Brownstein, Franklin, Horowitz, Molino, Randall, Scheriff and Solomon.

PROPOSAL 1

ELECTION OF DIRECTORS

As permitted by Delaware law, the Board of Directors is divided into three classes, the classes being divided as equally as possible and each class having a term of three years. Each year the term of office of one class expires. A director elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors constituting the Board of Directors, serves for the remaining term of the class in which the vacancy exists. The Board of Directors presently consists of six members.

The classes are currently “unbalanced” due to the departure of two members of the Board of Directors from the same class in 2013, so that the classes currently consist of one, two or three directors. As a result, in accordance with the Company’s By-laws (as amended on January 14, 2013) (the “By-laws”), the Board of Directors proposes that Messrs. Franklin and Randall, whose terms of office expire at the Annual Meeting, each be elected as director to serve for a term to expire at the Company’s 2018 annual meeting of stockholders, and Mr. Brownstein, whose term of office also expires at the Annual Meeting, be elected as director to serve for a term to expire at the Company’s 2016 annual meeting of stockholders. This will serve to balance the classes so that assuming the approval of this proposal at the Annual Meeting, the classes will each contain two members. Unless otherwise indicated, the enclosed proxy will be voted for the election of Messrs. Franklin, Randall and Brownstein as nominees, to serve for the terms as set forth above. Should any such nominee become unable to serve for any reason or, for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board of Directors by resolution provides for a lesser number of directors, designate a substitute nominee, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominees.

Required Vote

The directors will be elected by the plurality vote of the holders of the Common Stock entitled to vote at the Annual Meeting and present in person or represented by proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE FOREGOING NOMINEES.

Information as to Directors and Nominees for Directors

Certain information regarding each of our nominees for director, including his respective experience, qualifications, attributes and skills that led the Board of Directors to conclude that the individual should serve on the Board of Directors and his principal occupation and directorships during at least the past five years, is set forth below. Also set forth below is the name and age of such nominee for director and each director currently in office and whose term continues, his principal occupation, the year each became a director of the Company and a description of his principal occupation for at least the past five years and certain other qualifications. The information set forth below is as of the record date.

Name	Age	Served as Director Continuously Since
Nominees to Continue in Office:
Howard Brod Brownstein (Until the 2016 Annual Meeting of Stockholders)	64	2010
Jeffrey D. Franklin (Until the 2018 Annual Meeting of Stockholders)	61	2004
Richard P. Randall (Until the 2018 Annual Meeting of Stockholders)	77	2012
Directors to Serve in Office Until the 2017 Annual Meeting of Stockholders:
Kenneth M. Scheriff	65	2005
Mitchell A. Solomon	55	2004
Director to Serve in Office Until the 2016 Annual Meeting of Stockholders:
Richard A. Horowitz	65	1975

Richard A. Horowitz has been Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1995 and has been President of the Company since 1986. Mr. Horowitz brings valuable insight and knowledge about the Company to the Board of Directors due to his extensive experience as an executive officer of the Company, his perspective as a long-standing significant Company stockholder, and his many years of oversight of the businesses which the Company operates.

Howard Brod Brownstein has been the President of The Brownstein Corporation, a turnaround and crisis management consulting, advisory and investment banking firm, since 2010. From 1999 through 2009, Mr. Brownstein was a Principal of NachmanHaysBrownstein, Inc., a management consulting firm. From 2003 through 2006, he served on the boards of directors and audit committees of Special Metals Corporation, a privately held nickel alloy producer (where he also chaired the audit committee) and Magnatrax Corporation, a privately held manufacturer of metal buildings. In 2010, he served on the board of Betsey Johnson, a privately held apparel designer and retailer. Additionally, from January 2014 through April 2015, Mr. Brownstein served on the board of directors of LMG2, a privately-held Chicago-based parking facility operator. Mr. Brownstein brings to the Board of Directors a broad financial and management consulting background, including extensive experience in financing, restructuring, strategic planning and corporate governance matters. Additionally, Mr. Brownstein is a Board Leadership Fellow of the National Association of Corporate Directors (“NACD”), through which he completed NACD’s comprehensive program of study for corporate directors and continues to supplement his director skill sets through ongoing engagement with the director community, and access to leading practices.

Jeffrey D. Franklin has been an Executive Vice President and the Chief Financial Officer of Executive Charge Inc., a company providing billing and administrative services for affiliated corporations in the transportation, package delivery, radio communications and real estate management industries, for more than the past five years. Mr. Franklin is a Certified Public Accountant licensed in the State of New York. Mr. Franklin brings to the Board of Directors significant financial, accounting and managerial experience.

Richard P. Randall served as Chief Operating Officer and Chief Financial Officer of Direct Holdings Worldwide, LLC, the parent company of Lillian Vernon Corp. and Time-Life, from 2002 until 2005. Prior to that, Mr. Randall was the Chief Financial Officer of Coach, Inc. from 2000 to 2001 and the Chief Financial Officer of Lillian Vernon Corp. from 1998 to 2000. Mr. Randall holds a degree in accounting and is a Certified Public Accountant, and has more than 40 years of experience in various accounting and finance positions. Mr. Randall has served as a member of the Board of Directors of Aceto Corp. from 2009 through 2014 and most recently served as chair of its Audit & Risk Committee and as a member of its Compensation Committee. Mr. Randall has also served as a member of the Board of Directors of Steven Madden, Ltd. since 2006, where he is the Chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee. Mr. Randall is also a former director and member of the Executive, Finance, Audit and Research Committees of The Burke Rehabilitation Hospital, and currently serves as a Member Emeritus of the Executive Committee and retains a board seat on The Burke Foundation’s board. Mr. Randall also served as a director and chair of the Audit Committee for two unrelated Chinese companies publicly traded in the U.S., Universal Travel Group and Home Systems Group, from 2007 until 2008. Mr. Randall brings to the Board of Directors extensive knowledge of accounting and finance, the retail industry (including overseas importing) and the issues impacting a publicly traded company.

Kenneth M. Scheriff has been the Executive Vice President of New York Commercial Bank, the commercial banking subsidiary of New York Community Bancorp, Inc., a financial institution listed on the New York Stock Exchange, since January 2008. From 2005 through December 2007, Mr. Scheriff was Executive Vice President of the Commercial Loan Group of State Bank of Long Island, a commercial bank listed on the Nasdaq Stock Market, and was employed in an executive capacity with such bank since 1995. Mr. Scheriff brings to the Board of Directors executive level experience and extensive knowledge of the banking industry and credit markets.

Mitchell A. Solomon has been President of EBY Electro, Inc., a manufacturer of electric and electronic connectors and power supplies, for more than the past five years. Mr. Solomon brings a strong operational and strategic background and valuable business, leadership and management experience to the Board of Directors, including extensive experience in foreign manufacturing and importing of industrial goods.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with NASDAQ and SEC rules, are comprised, in part, of those objective standards set forth in such rules. In addition to these objective standards and in compliance with NASDAQ and SEC rules, no director will be considered independent who has a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors exercises appropriate discretion in identifying and evaluating any such relationship. The Board of Directors, in applying the above-referenced standards and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s “independent” directors are: Howard Brod Brownstein, Jeffrey D. Franklin, Richard P. Randall, Kenneth M. Scheriff and Mitchell A. Solomon, representing a majority of the members of the Company’s Board of Directors.

The Company’s independent directors hold annually at least two formal meetings independent from management. In 2014, the Company’s independent directors held four such meetings. The Lead Independent Director, or in his absence, another independent director chosen by the independent directors, presides at such non-management sessions of the Board of Directors. The role of the Lead Independent Director is discussed in greater detail under “Board Leadership Structure” below.

Meetings and Committees of the Board of Directors

During 2014, the Board of Directors held thirteen meetings. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and all committees on which he served.

During 2014, the Board of Directors had an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning and Risk Assessment Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

During 2014 and as of the record date, the members of the Audit Committee were Messrs. Franklin (Chairman), Brownstein and Randall. During 2014, the Audit Committee held six meetings.

•	Each member of the Audit Committee has been determined by the Board of Directors to meet the standards for independence required of audit committee members by the NASDAQ listing standards and applicable SEC rules. For more information on the NASDAQ standards for independence, see “Corporate Governance — Director Independence” above.
•	The Board of Directors has further determined that all members of the Audit Committee are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.
•	The Board of Directors has determined that Jeffrey D. Franklin is an “audit committee financial expert” within the meaning of applicable SEC rules.
•	The Audit Committee appoints the Company’s independent registered public accounting firm, reviews the overall scope and the results of the Company’s annual audit and reviews the Company’s overall internal controls, among other things.
•	The Company’s independent registered public accounting firm reports directly to the Audit Committee.
•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent registered public accountants, at least quarterly, prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting, if any, and to discuss the scope and results of the annual audit, quarterly reviews and issues of accounting policy and internal controls.
•	The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.
•	The Audit Committee operates under a formal charter adopted by the Board of Directors, as amended, that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.pfina.com.

Compensation Committee

During 2014 and as of the record date, the members of the Compensation Committee were Messrs. Scheriff (Chairman) and Franklin. During 2014, the Compensation Committee held four meetings.

•	All members of the Compensation Committee have been determined to meet the applicable NASDAQ and SEC standards for independence. See “Director Independence” above. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act.
•	The Compensation Committee reviews, recommends and approves changes to our compensation policies and benefits programs, administers our executive compensation program and otherwise seeks to ensure that our compensation philosophy is consistent with our Company’s best interests and is properly implemented. The Compensation Committee also serves as the administrator of our 2012 Stock Incentive Plan, and as such, all option grants and grants of restricted stock are approved by the Compensation Committee.
•	The Compensation Committee operates under a formal charter adopted by the Board of Directors, as amended, that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.pfina.com.

Corporate Governance and Nominating Committee

During 2014, and as of the record date, the members of the Corporate Governance and Nominating Committee were Messrs. Brownstein (Chairman) and Randall. During 2014, the Corporate Governance and Nominating Committee held three meetings.

•	All members of the Corporate Governance and Nominating Committee have been determined to meet the NASDAQ standards for independence. See “Director Independence” above.
•	The Corporate Governance and Nominating Committee recommends to the Board of Directors as director nominees individuals of established personal and professional integrity, ability and judgment, who are chosen with the primary goal of ensuring that the entire Board of Directors collectively serves the interests of the Company’s stockholders. The Corporate Governance and Nominating Committee does not have a formal policy relating specifically to the consideration of diversity in making recommendations of qualified nominees for election to the Board of Directors. Due consideration is given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Corporate Governance and Nominating Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors and stockholders. Once the Corporate Governance and Nominating Committee has identified prospective nominees, background information is elicited about the candidates, following which they are interviewed and evaluated by the Committee, which then reports to the Board of Directors.
•	The Corporate Governance and Nominating Committee reviews and reassesses the Company’s corporate governance procedures and practices, and recommends any proposed changes therein to the Board of Directors. It also oversees the evaluation of the Board of Directors, its committees and the Company’s management.
•	The Corporate Governance and Nominating Committee operates under a formal charter adopted by the Board of Directors, as amended, that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.pfina.com.

The Board of Directors adopted a policy setting forth that the Corporate Governance and Nominating Committee will consider individuals suggested by stockholders for nomination as candidates for election to the Board of Directors at annual meetings of stockholders. Such suggested nominees will be considered in the context of the Corporate Governance and Nominating Committee’s determination regarding all issues relating to the composition of the Board of Directors, including the size of the Board of Directors, any criteria the Corporate Governance and Nominating Committee may develop for prospective Board of Directors candidates and the qualifications of candidates relative to any such criteria. Any stockholder who wishes to submit an individual for nomination as a Board of Directors candidate by the Corporate Governance and Nominating Committee should be directed in writing to the Chair of the Corporate Governance and Nominating Committee, c/o the Secretary of the Company, P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melville, New York 11747. Such submission should include the name of the individual submitted for nomination, information as to such individual’s background and experience and a representation from such individual that he or she is willing to be nominated by the Corporate Governance and Nominating Committee and, if elected, to serve, and the information regarding such individual that would be required by the rules and regulations of the SEC to be included in the Company’s proxy statement issued in connection with its annual meeting. Stockholders are also permitted to submit nominees for election directly to stockholders subject to compliance with the advance notice requirements of the Company’s By-laws, summarized below under “Stockholder Nominations for Board of Directors Membership and Other Proposals for the 2016 Annual Meeting”.

Strategic Planning and Risk Assessment Committee

The Board of Directors also maintains a Strategic Planning and Risk Assessment Committee, comprised of independent members of the Board of Directors. During 2014 and as of the record date,

Messrs. Brownstein (Chairman), Solomon and Randall were the members of this committee. Such committee reviews, on behalf of the Company, management’s long-term strategy for the Company, which include material business strategy, financial and capital matters in the pursuit of continuing the long-term success of the Company and risk appetite/tolerance relating thereto, and make recommendations to the Board of Directors with respect to the foregoing.

The Strategic Planning and Risk Assessment Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. During 2014, the Strategic Planning and Risk Assessment Committee held five meetings. Copies of the charter can be obtained free of charge from the Company’s website at www.pfina.com.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment.

•	The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.
•	Waivers from the Code of Business Conduct and Ethics are discouraged. Any waivers from the Code of Business Conduct and Ethics that relate to the Company’s directors and executive officers must be approved by the Board of Directors, and will be posted on the Company’s website at www.pfina.com.
•	The Code of Business Conduct and Ethics can be obtained free of charge from the Company’s website at www.pfina.com.

Board Leadership Structure

The Company’s Chief Executive Officer also serves as its Chairman of the Board. The Board of Directors believes that a combined CEO/Chairman of the Board arrangement and having a Lead Independent Director (as further discussed below) is currently the best structure for the Company’s Board of Directors, as its Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of effectively identifying the Company’s priorities and leading the execution of its strategy. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Combining the role of Chairman and Chief Executive Officer facilitates information flow between management and the Board of Directors.

Because the Board of Directors also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board of Directors has established the position of Lead Independent Director. Our Lead Independent Director is an independent director elected annually by the independent directors. During 2014 and as of the record date, Mr. Solomon served as our Lead Independent Director. Our Lead Independent Director’s responsibilities and authority include, among other things, advising on Board meeting schedules and agendas, calling meetings of the independent directors, chairing the executive sessions of the independent directors and chairing the meetings of the Board of Directors if the Chairman of the Board is not present. Copies of the charter of the Lead Independent Director can be obtained free of charge from the Company’s website at www.pfina.com.

Board Role in Risk Oversight

While risk management is primarily the responsibility of the Company’s management team, the Board of Directors is responsible for overall supervision of the company’s risk management efforts as they relate to the key business risks facing the organization. As discussed in greater detail above, the Board of Directors maintains a Strategic Planning and Risk Assessment Committee as a standing committee with the responsibility of working with management to identify, assess, and manage the risks most critical to the Company’s operations and routinely advise the Board of Directors on those matters. Those areas of material risk can include operational, financial, legal, regulatory, human capital, informational technology, and strategic and reputational risks, among others. In addition, the Board of Directors regularly reviews with management, at Board of Director meetings, any risk management issues that any director wishes to discuss. Finally, the Board of Director’s other committees each oversee certain aspects of risk management and report its respective findings to the Strategic Planning and Risk Assessment Committee or the full Board of Directors as appropriate.

Directors’ Attendance at Annual Meetings of Stockholders

It is the policy of the Board of Directors to expect that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All of the members of the Board of Directors attended the Company’s 2014 annual meeting of Stockholders.

Communication with the Board of Directors

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, or the non-management directors as a group, may do so by directing a written request addressed to such directors or director, care of the Lead Independent Director, P&F Industries, Inc., 445 Broadhollow Road, Suite 100, Melville, New York 11747. Communication(s) directed to members of the Board of Directors who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

The Company’s Code of Ethics provides that the Company’s compliance officer (currently the Company’s General Counsel) must be fully informed of any proposed transaction between the Company, on the one hand, and any employee, officer or director, on the other, and must communicate the Company’s approval of any such transaction before the agreement or transaction can be commenced. Further, pursuant to Nasdaq Rule 5630(a), the Company’s Audit Committee (or another committee made up of independent directors) must review and have oversight over all transactions with related parties required to be disclosed under Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. “Related parties” include the Company’s directors, executive officers, and stockholders known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, and their respective immediate families. The Company does not have formal written procedures to implement this policy, and instead the Audit Committee (or another committee made up of independent directors) reviews and, where appropriate approves, related party transactions on a case by case basis.

Related Party Transactions

There were no related party transactions entered into, or proposed, in 2014.

DIRECTOR COMPENSATION

The following table shows the compensation of the Company’s Non-Employee Directors for services in all capacities to the Company in 2014. Information with respect to the compensation of Richard A. Horowitz, the Company’s Chairman, President and Chief Executive Officer and a director, is set forth in the “Summary Compensation Table” below.

Name of Director	Cash fees ($)(1)	Stock awards ($)(2)	Total compensation ($)
Howard Brod Brownstein	35,500	4,948	40,448
Jeffrey D. Franklin	45,500	4,948	50,448
Richard P. Randall	38,500	4,948	43,448
Kenneth M. Scheriff	31,500	4,948	36,448
Mitchell A. Solomon	30,500	4,948	35,448

(1)	Relates to annual directorship fees and fees paid for meetings attended.
(2)	The amount shown reflects the fair value of the 666 shares of restricted Common Stock granted to each of Messrs. Brownstein, Franklin, Randall, Scheriff and Solomon in May 2014, computed in accordance with FASB ASC Topic 718, and is not necessarily indicative of the compensation actually received by such directors. The fair value of each such restricted stock grant is estimated based on the fair market value on the date of grant. The assumptions used to calculate the fair value are set forth in the Footnotes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for 2014 as filed with the SEC.

During 2014, each Non-Employee Director received an annual Board of Director directorship fee of $10,000 plus $2,000 for each of the four meetings of the Board of Directors held at the Company’s offices attended. No additional fees were paid for the additional telephonic meetings held throughout 2014. Each member of the Audit Committee also received an additional $10,000 as an annual directorship fee (with the chairman receiving $13,500), and $1,250 for each of the four meetings of the Audit Committee held at the Company’s offices attended in person. No Audit Committee meeting fees were paid for any other Audit Committee meetings, including telephonic meetings or those held in conjunction with a Board of Directors meeting. Each member of the Compensation Committee received an additional $9,000 as an annual directorship fee (with the chairman receiving $13,500). Each member of the Strategic Planning and Risk Assessment Committee received an additional $5,000 as an annual directorship fee. Each member of the Corporate Governance and Nominating Committee received an additional $2,500 as an annual directorship fee.

The Lead Independent Director received an additional $7,500 as an annual directorship fee. Upon initial election to the Board of Directors, each Non-Employee Director receives an option to purchase 2,000 shares of Common Stock.

Each Non-Employee Director received 666 restricted shares of Common Stock in November 2012, May 2013 and May 2014. It is anticipated that an additional 1,000 restricted shares will be granted to each Non-Employee Director in office following the Annual Meeting. The Company may consider changing the fees paid to the Company’s non-management directors and/or granting additional restricted stock, options or other forms of equity-based compensation to such directors. Directors who are also officers of the Company are not compensated for their duties as directors.

EXECUTIVE OFFICERS OF THE REGISTRANT

Set forth below is the name and age of each executive officer of the Company. The information set forth below is as of the record date.

Name	Age	Title
Richard A. Horowitz	65	Chairman of the Board, President, Chief Executive Officer and Assistant Treasurer
Joseph A. Molino, Jr.	51	Vice President, Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer

Each of the foregoing Executive Officers was elected by the Board of Directors to serve until his successor is chosen and qualified.

Mr. Horowitz currently serves as an executive officer of the Company under the terms of an employment agreement expiring in December 2018. This agreement and his previous employment agreement which was in effect in 2014 are discussed below.

Mr. Molino has been Vice President and Chief Financial Officer of the Company since December 1997, and has served as Chief Operating Officer of the Company since May 2005. From July 1990 until November 1997, Mr. Molino was chief financial officer of several small private manufacturing and service companies. Mr. Molino currently serves as an executive officer of the Company under the terms of an employment agreement expiring in December 2017. This agreement and the Company’s severance agreement previously in effect with Mr. Molino are discussed below.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for 2014 and 2013 awarded to or earned by the Company’s Principal Executive Officer and Principal Financial Officer. We refer to these individuals collectively in this Proxy Statement as “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Plan Compensation ($)(2)	All other Compensation ($)(3)(4)	Total ($)
Richard A. Horowitz Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	2014	700,000	-0-	-0-	-0-	732,900	147,790	1,580,690
	2013	650,000	-0-	-0-	-0-	635,300	115,202	1,400,502

Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	2014	375,000	-0-	-0-	-0-	153,000	52,459	580,459
	2013	350,000	-0-	-0-	100,800	164,600	52,788	668,188

(1)	The amount shown for Mr. Molino reflects the aggregate fair value of stock options granted to Mr. Molino in 2013 computed in accordance with FASB ASC Topic 718, and is not necessarily indicative of the compensation actually received by him. The fair value of such option grant is estimated based on the fair market value on the date of grant. The assumptions used to calculate the fair value of our options are set forth in the Footnotes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for 2013 as filed with the SEC.
(2)	The amounts for each of Messrs. Horowitz and Molino for 2014 and 2013 represent awards granted under the Company’s 162(m) Bonus Plan with respect to the fiscal years ended December 31, 2014 and December 31, 2013, respectively.
(3)	The amounts in the column reflect the following: (a) contributions made under a Company-sponsored defined contribution retirement plan on behalf of Mr. Horowitz in 2014 and 2013 of $16,576 and $16,255, respectively, and on behalf of Mr. Molino in 2014 and 2013 of $16,576 and $16,255, respectively; (b) $45,064 to Mr. Horowitz in each of 2014 and 2013 relating to premiums on a life insurance policy; (c) health insurance premium payments on behalf of Mr. Horowitz in 2014 and 2013 in the amounts of $30,810 and $42,214, respectively and on behalf of Mr. Molino in 2014 and 2013 in the amounts of $25,754 and $26,418, respectively; and (d) fees paid to an unrelated third-party consultant on behalf of Mr. Horowitz in 2014 of $45,000, relating to compensation matters.
(4)	Also includes additional perquisites for Mr. Horowitz of $10,340 and $11,669 for 2014 and 2013, respectively, relating to the personal use of a Company-leased automobile, and additional perquisites for Mr. Molino of $10,128 and $10,115 for 2014 and 2013, respectively, relating to the personal use of a Company-leased automobile.

Grants of Plan-Based Awards in 2014

No options or unvested shares, units or other such rights were granted to Mr. Horowitz or Mr. Molino in 2014.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

The following table set forth information regarding exercisable and unexercisable stock options held by each of the named executive officers on December 31, 2014. There were no other options or unvested shares, units or other rights owned by the named executive officers as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercized Options (#) Exercisable	Number of Securities Underlying Unexercized Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard A. Horowitz Chairman of the Board, President and Chief (Principal Executive Officer)	25,000			11.20	6/18/2017
	145,000			4.16	6/23/2018
Joseph A. Molino, Jr. Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)
	20,000			16.68	6/30/2015
	20,000			11.20	6/18/2017
	25,000			4.16	6/23/2018
	15,000			3.05	12/13/2020
	15,000			4.56	5/15/2021
	26,667			4.95	6/21/2022
		13,333	(1)	4.95	6/21/2022
	5,000			8.21	4/10/2023
		5,000	(2)	8.21	4/10/2023
		5,000	(3)	8.21	4/10/2023

(1)	Option becomes exercisable on June 22, 2015
(2)	Option becomes exercisable on April 11, 2015
(3)	Option becomes exercisable on April 11, 2016

Options Exercised During 2014

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Richard A. Horowitz	75,188	$0	(1)
Joseph A. Molino, Jr,	10,000	$0	(1)

(1)	Mr. Horowitz exercised options to purchase 75,188 shares of Common Stock on June 5, 2014 and Mr. Molino exercised options to purchase 10,000 shares of Common Stock on June 2, 2014. The $8.06 per share exercise price of all of these options was greater than the market price of the underlying shares of Common Stock on the respective exersise dates.

Pension Benefits and Nonqualified Deferred Compensation

The named executive officers are covered by a Company-sponsored defined contribution retirement plan, which covers all eligible employees of the Company. In 2014, the Company contributed $16,576 for each of Mr. Horowitz and Mr. Molino to such defined contribution retirement plan, and in 2013 the Company contributed $16,255 for each of Mr. Horowitz and Mr. Molino to such defined contribution retirement plan. The named executive officers have no other reportable pension benefits provided by the Company and no nonqualified deferred compensation in 2014 or 2013.

COMPENSATION PHILOSOPHY AND AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

As a smaller reporting company, the Company has presented the information in this proxy statement in accordance with the scaled disclosure requirements permitted under applicable SEC regulations, and as such, the Company has not included a “compensation discussion and analysis”. However, the Company is providing the following section of the proxy statement in order to provide stockholders with a better understanding of the Company’s compensation philosophy, agreements and certain related matters with respect to its named executive officers.

The Company’s overall executive compensation philosophy is to provide compensation in a manner that will incentivize the executives in order to optimize stockholder value. To that end, the program is designed to recognize successful operating performance and to attract, retain and motivate the executive talent essential to the Company’s financial success. Consistent with this philosophy, the Compensation Committee is guided by the following objectives when administering the Company’s overall compensation program:

•	Attract and retain highly qualified executives;
•	Motivate executives to provide excellent leadership and achieve the Company’s goals;
•	Provide substantial performance-related incentive compensation that is aligned with the Company’s strategies and directly tied to meeting specific Company objectives; and
•	Link the interests of the executives to the value derived by the Company’s stockholders.

In furtherance of these objectives, the following considerations underlie the Compensation Committee’s determination with respect to the following principal elements of compensation for the officers of the Company, including its named executive officers and its operating subsidiaries’ officers:

Base Salary.  Individual salary determinations should be based upon the officer’s qualifications, experience and performance.

Annual Cash Incentives.  Executives should have a portion of their total cash compensation at risk, contingent upon meeting specific Company objectives, in order to further align the interests of the executives with the stockholders. To that end, executives are only rewarded with cash bonuses to the extent stated objectives are achieved or exceeded.

Long-Term Equity-Based Awards.  Where and when appropriate, executives who are critical to the Company’s long-term success including the named executive officers should participate in long-term incentive opportunities that link a portion of their total compensation to stockholder value.

Retirement Plans and Other Benefits.  Executives should be eligible to participate in the Company’s benefit programs, such as life and health insurance and retirement plans as well as other benefits at a level consistent with Company policy, prevailing law and current regulations.

Total compensation is intended to correlate to the Company’s profitability and growth, which in turn enhances the Company’s stockholder value.

In 2014, the Compensation Committee engaged Steven Hall & Partners, LLC, an independent third-party compensation consultant, to assist it with determining the level and composition of compensation for the named executive offers. The Compensation Committee also engaged separate legal counsel during 2014 with regard to certain compensation-related legal matters.

Overview of 2014 Executive Compensation

Richard A. Horowitz.  The 2014 compensation for Richard A. Horowitz, the Company’s President, Chief Executive Officer and Chairman of the Board, was governed by an executive employment agreement between the Company and Mr. Horowitz which was entered into as of January 1, 2012, and amended as of January 1, 2014 (the “2012 Horowitz Employment Agreement”). Pursuant to the 2014 amendment to the 2012 Horowitz Employment Agreement, the 2012 Horowitz Employment Agreement contained, among other provisions, an annual rate of base salary of $700,000 and the opportunity for Mr. Horowitz to receive a contingent bonus under the Company’s 162(m) Bonus Plan based on Company performance with a target of 55% of his base salary if the performance target was achieved, with a maximum bonus of 165% of his base salary. The criteria for the 2014 bonus, which was set by the Compensation Committee in March 2014, was based on achievement of certain target levels of Company profit, calculated primarily upon the level of earnings before taxes, depreciation and amortization achieved by the Company for fiscal 2014 with certain adjustments, which was subject to reduction by the Compensation Committee in its discretion, after reviewing narrower earnings-based achievement standards and other factors. Mr. Horowitz could have received no performance bonus or a bonus that was below the target bonus amount if the Company did not achieve its performance goals or at the discretion of the Compensation Committee. However, as a result of the Company’s performance exceeding the performance targets for 2014 and other factors, including Mr. Horowitz’s role in the Company’s three acquisitions in 2014 that were consummated in accordance with the Company’s strategic plans established by the Board of Directors, the Compensation Committee did not exercise negative discretion, and Mr. Horowitz received a bonus of $732,900 for 2014.

Mr. Horowitz did not receive any equity award from the Company in 2014. Mr. Horowitz and the Company entered into a new executive employment agreement effective as of January 1, 2015 following the completion of the 2012 Employment Agreement. These agreements are discussed in greater detail below.

With respect to the 2014 compensation for Mr. Molino, the Company’s Vice President, Chief Operating Officer and Chief Financial Officer, there was no employment agreement in effect for 2014; however, Mr. Molino was a party to a severance agreement with the Company as discussed below. The Compensation Committee increased his annual rate of base salary from $350,000 in 2013 to $375,000 in 2014. He was also eligible to receive a contingent bonus under the Company’s 162(m) Bonus Plan based on Company performance with a target of 35% of his base salary if the performance target was achieved, with a maximum bonus of 52.5% of his base salary. The criteria for the 2014 bonus, which was set by the Compensation Committee in March 2014, was based on achievement of certain target levels of Company profit, calculated primarily upon the level of earnings before taxes, depreciation and amortization achieved by the Company for fiscal 2014 with certain adjustments, which was subject to reduction by the Compensation Committee in its discretion, after reviewing narrower earnings-based achievement standards and other factors. Mr. Molino could have received no performance bonus or a bonus that was below the target bonus amount if the Company did not achieve its performance goals or at the discretion of the Compensation Committee. However, as a result of the Company’s performance exceeding the performance targets for 2014 and other factors, including Mr. Molino’s role in the Company’s three acquisitions in 2014 that were consummated in accordance with the Company’s strategic plans established by the Board of Directors, the Compensation Committee did not exercise negative discretion, and Mr. Molino received a bonus of $153,000 for 2014. Mr. Molino did not receive any equity award from the Company in 2014.

Mr. Molino and the Company entered into an executive employment agreement effective as of January 1, 2015, and in connection therewith, he also was issued 2,500 shares of restricted Common Stock on April 2, 2015, as further discussed below.

Agreements with Named Executive Officers in Effect in 2015

Horowitz Employment Agreement.  On January 5, 2015, the Company and Mr. Horowitz entered into an Executive Employment Agreement (the “Horowitz Employment Agreement”), effective as of January 1, 2015, which agreement was approved by the Compensation Committee following the earlier review of the material proposed terms of the arrangement by the independent directors of the Board. The 2012 Horowitz Employment Agreement expired on December 31, 2014.

The Compensation Committee approved the terms of the Horowitz Employment Agreement after a multi-month process in which it and the independent directors of the Board evaluated Mr. Horowitz’s performance, Mr. Horowitz’s value to the Company and appropriate market comparables. In doing so, the Compensation Committee utilized the services of Steven Hall & Partners, an independent compensation consulting firm, as well as the services of special legal counsel to the Compensation Committee.

The Horowitz Employment Agreement provides for Mr. Horowitz to serve as the Company’s President and Chief Executive Officer and, if elected by the Board of Directors, Chairman of the Board, for a term expiring on December 31, 2018, unless sooner terminated pursuant to the provisions of the Horowitz Employment Agreement. Pursuant to the Horowitz Employment Agreement, Mr. Horowitz will receive a minimum annual base salary of $700,000. Mr. Horowitz’s base salary will be reviewed annually by the Board of Directors (or a committee thereof) and may be increased, but not decreased, from time to time.

Mr. Horowitz will be eligible for an annual incentive payment in accordance with the terms and conditions of the 162(m) Bonus Plan (or successor plan) with performance goals to be set by the Compensation Committee in its sole discretion (after discussions with Mr. Horowitz), with a target of 55% of his then-current base salary, and a maximum bonus based on exceeding performance targets as established by the Compensation Committee of 165% of his then-current base salary. The Compensation Committee may reduce the percentage of the target bonus and the maximum bonus and apply such target amount to a long-term cash or equity incentive plan award. Mr. Horowitz will also receive (i) senior executive level employee benefits, (ii) continuation of the annual payment, through 2016, of approximately $45,000 to cover premiums on a life insurance policy, (iii) a Company-provided automobile and the payment of certain related expenses and (iv) payment and/or reimbursement of certain legal and consultants’ fees in connection with the Horowitz Employment Agreement. Mr. Horowitz received no equity grants in connection with the Horowitz Employment Agreement.

In the event Mr. Horowitz’s employment is terminated by the Company without Cause (as defined in the Horowitz Employment Agreement), or Mr. Horowitz resigns for Good Reason (as defined in the Horowitz Employment Agreement), then subject to his execution of a general release, (i) he will continue to receive his base salary for 20 months, (ii) he will receive a pro rata bonus for the year of termination (the “Pro Rata Bonus”), and (iii) the Company will pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA.

In the event Mr. Horowitz’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a 409A Change in Control (as defined in the Horowitz Agreement), then subject to his execution of a general release, he will receive the amounts set forth in the previous paragraph; provided, that he will receive the base salary severance payment set forth in clause (i) of the previous paragraph in a lump sum rather than in installments. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Horowitz Employment Agreement) would otherwise be incurred by Mr. Horowitz, amounts paid to Mr. Horowitz upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Section 280G of the Internal Revenue Code).

Pursuant to the Horowitz Employment Agreement, during term of his employment and for a period of twelve months after termination of his employment, Mr. Horowitz is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Horowitz Employment Agreement also prohibits Mr. Horowitz from using or disclosing any of the Company’s non-public, proprietary or confidential information.

Molino Employment Agreement.  On April 2, 2015, the Company and Mr. Molino entered into an Executive Employment Agreement (the “Molino Employment Agreement”), effective as of January 1, 2015, which agreement was approved by the Compensation Committee following the earlier review of the material proposed terms of the arrangement by the independent directors of the Board. The Company had no previous employment agreement with Mr. Molino; however, the Company’s Severance Agreement with Mr. Molino expired on December 31, 2014.

The Compensation Committee approved the terms of the Molino Employment Agreement after a process in which it and the independent directors of the Board evaluated Mr. Molino’s performance, Mr. Molino’s value to the Company and appropriate market comparables. In doing so, the Compensation Committee utilized the services of Steven Hall & Partners, an independent compensation consulting firm, as well as the services of special legal counsel to the Compensation Committee.

The Molino Employment Agreement provides for Mr. Molino to serve as the Company’s Vice President, Chief Operating Officer and Chief Financial Officer; provided, that prior to a Change in Control (as defined in the Molino Employment Agreement), the Company may in its sole discretion remove any or all of the Executive’s titles (and the related responsibilities) other than Chief Operating Officer. The term of the Molino Employment Agreement expires on December 31, 2017, unless sooner terminated pursuant to the provisions of the Molino Employment Agreement. Pursuant to the Molino Employment Agreement, Mr. Molino will receive a minimum annual base salary of $375,000. Mr. Molino’s base salary will be reviewed annually by the Board of Directors (or a committee thereof) and may be increased, but not decreased, from time to time. Mr. Molino will be eligible for an annual incentive payment in accordance with the terms and conditions of the 162(m) Bonus Plan (or a successor plan) with performance goals to be set by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, with a target of 35% of his then-current base salary, and a maximum bonus based on exceeding performance targets as established by the Compensation Committee of 58% of his then-current base salary. Mr. Molino will also receive (i) senior executive level employee benefits, (ii) a Company-provided automobile and the payment of certain related expenses and (iii) payment and/or reimbursement of legal fees of up to $5,000 in connection with the Molino Employment Agreement.

In the event Mr. Molino’s employment is terminated by the Company without Cause (as defined in the Molino Employment Agreement), or Mr. Molino resigns for Good Reason (as defined in the Molino Employment Agreement), he will receive all accrued amounts of base salary, unpaid bonuses for the prior year, unreimbursed expenses and amounts due under benefits plans in accordance with their terms and, subject to his execution of a general release, (i) he will continue to receive his base salary for 12 months, (ii) he will receive a pro rata bonus for the year of termination, and (iii) the Company will pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA.

In the event Mr. Molino’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a Change in Control, then subject to his execution of a general release, he will receive the amounts set forth in the previous paragraph in addition to a lump sum amount equal to his target annual bonus for the fiscal year in which his termination occurs; provided, that the COBRA Payments set forth in clause (iii)(a) of the previous paragraph shall extend for up to 12 months from the date of termination rather than up to 18 months from the date of termination; and provided further, that in the event of a 409A Change in Control (as defined in the Molino Employment Agreement) he will receive the base salary severance payment set forth in clause (i) of the previous paragraph in a lump sum rather than in installments. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Molino Employment Agreement) would otherwise be incurred by Mr. Molino, amounts paid to Mr. Molino upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code of 1986, as amended).

Pursuant to the Molino Employment Agreement, during the term of his employment and for a period of twelve months after termination of his employment, Mr. Molino is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Molino Employment Agreement also prohibits Mr. Molino from using or disclosing any of the Company’s non-public, proprietary or confidential information.

In connection with entering into the Molino Employment Agreement, on April 2, 2015 the Company granted 2,500 shares of restricted stock of the Company (the “Restricted Stock”) to Mr. Molino under a Restricted Stock Agreement pursuant to the Company’s 2012 Stock Incentive Plan (the “2012 Stock Plan”), which shall vest as to one-third on each of the first, second and third anniversaries of the date of grant, subject to accelerated vesting upon Mr. Molino’s death, termination due to disability or upon a Change in Control (as defined in the 2012 Stock Plan).

Agreements with Named Executive Officers in Effect in 2014

2012 Horowitz Employment Agreement.  On December 29, 2011, the Company and Richard A. Horowitz entered into the 2012 Horowitz Employment Agreement, effective as of January 1, 2012. The 2012 Horowitz Employment Agreement provided for Mr. Horowitz to serve as the Company’s President and Chief Executive Officer and, if elected by the Board, Chairman of the Board, for a term expiring on December 31, 2014, unless sooner terminated pursuant to the provisions of the 2012 Horowitz Employment Agreement. Pursuant to the 2012 Horowitz Employment Agreement, Mr. Horowitz received a minimum annual base salary of $650,000. Mr. Horowitz’s base salary was reviewed annually by the Board of Directors and could have been increased, but not decreased, from time to time. Pursuant to a 2014 amendment to the 2012 Horowitz Employment Agreement, the Compensation Committee increased Mr. Horowitz’s annual base salary rate to

$700,000 as of January 1, 2014. Mr. Horowitz was eligible for an annual incentive payment in accordance with the terms and conditions of the 162(m) Bonus Plan (or a successor plan) with performance goals to be set by the Compensation Committee in its sole discretion (after discussions with Mr. Horowitz), with a target of 50% of his then-current base salary, and a maximum bonus based on exceeding performance targets as established by the Compensation Committee of 150% of his then-current base salary. Pursuant to the 2014 amendment, the target and maximum bonus amounts were increased to 55% and 165%, respectively, for 2014.

The 2012 Horowitz Employment Agreement further provided that Mr. Horowitz would also receive (i) senior executive level employee benefits, (ii) continuation of the annual payment of approximately $45,000 relating to premiums on a life insurance policy, (iii) a Company-provided automobile and the payment of certain related expenses and (iv) payment and/or reimbursement of certain legal and consultants’ fees. Mr. Horowitz received no equity grants in connection with the 2012 Horowitz Employment Agreement.

In the event Mr. Horowitz’s employment is terminated by the Company without Cause (as defined in the 2012 Horowitz Employment Agreement), or Mr. Horowitz resigns for Good Reason (as defined in the 2012 Horowitz Employment Agreement), then subject to his execution of a general release, (i) he would continue to receive his base salary for 18 months, (ii) he would receive a pro rata bonus for the year of termination, and (iii) the Company would pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 18 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA. In the event Mr. Horowitz’s employment is terminated by the Company without Cause or he resigns for Good Reason within two years following a Change in Control (as defined in the 2012 Horowitz Employment Agreement) or, under certain circumstances, within six months prior to a Change in Control, then he will receive the amounts set forth in the previous paragraph either in whole or in part in a lump sum, subject to his execution of a general release. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the 2012 Horowitz Employment Agreement) would otherwise be incurred by Mr. Horowitz, amounts paid to Mr. Horowitz upon a Change in Control would be reduced to 2.99 times his “base amount” (as determined in accordance with Section 280G of the Internal Revenue Code).

Pursuant to the 2012 Horowitz Employment Agreement, during term of his employment and for a period of twelve months after termination of his employment, Mr. Horowitz is prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The 2012 Horowitz Employment Agreement also prohibited Mr. Horowitz from using or disclosing any of the Company’s non-public, proprietary or confidential information.

In March 2014, the Compensation Committee, acting on behalf of the Company in applying the Company’s executive compensation philosophy, modified certain terms of the Employment Agreement: (i) the Compensation Committee increased Mr. Horowitz’s annual rate of base salary from $650,000 to $700,000 effective as of January 1, 2014 and (ii) with respect to the potential 2014 bonus pursuant to the Company’s 162(m) Bonus Plan, the Compensation Committee increased the target from 50% of Mr. Horowitz’s then-current base salary to 55% of his current base salary, and the maximum bonus based on exceeding performance targets was increased from 150% of his then-current base salary to 165% of his current base salary.

Severance Agreement with Mr. Molino.  In 2014, the Company did not have an employment agreement with its other named executive officer, Joseph A. Molino, Jr., who was deemed to be an employee “at will”. However, the Company and Mr. Molino entered into a Severance Agreement (the “Severance Agreement”), effective as of June 22, 2012, which agreement provided that in the event Mr. Molino’s employment is terminated by the Company without Cause (as defined in the Severance Agreement) on or prior to December 31, 2014 and a Change in Control (as defined in the Severance Agreement) has not occurred, then subject to his execution of a general release, he will continue to receive his base salary for 12 months (the “Severance Amount”).

Pursuant to the Severance Agreement, in the event Mr. Molino’s employment was terminated by the Company without Cause or he resigns for Good Reason (as defined in the Severance Agreement) within two years following a Change in Control (as defined in the Severance Agreement) that occurred prior to December 31, 2014, then subject to his execution of a general release (i) he would receive the Severance

Amount either in whole or in part in a lump sum depending on whether the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code, (ii) he would receive an amount equal to his target annual bonus for the fiscal year such termination occurs, and (iii) the Company would pay him monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) 12 months from the date of termination, (b) his becoming eligible for medical benefits from a subsequent employer, or (c) his becoming ineligible for COBRA. Notwithstanding the foregoing, in the event an Excise Tax (as defined in the Severance Agreement) would otherwise be incurred by Mr. Molino, amounts paid to Mr. Molino upon a Change in Control will be reduced to 2.99 times his “base amount” (as determined in accordance with Sections 280G of the Internal Revenue Code).

In the event of a termination of Mr. Molino’s employment due to his death or by the Company due to his disability (i) he would receive a pro rata bonus for the year of termination and (ii) the Company would pay him or his estate monthly an amount equal to the difference in his COBRA premium and the active employee contribution for medical coverage until the earlier of (a) one year from the date of termination, (b) Mr. Molino or his dependents becoming ineligible for COBRA or (c) in the case of a termination due to disability, his ceasing to have a physical or mental disability that would prevent him from performing his material duties for the Company.

Pursuant to the Severance Agreement, during the term of his employment and for a period of twelve months after termination of his employment, Mr. Molino was prohibited from (i) competing with the Company, (ii) soliciting or hiring the Company’s employees, representatives or agents, or (iii) soliciting any of the Company’s customers. The Severance Agreement also prohibited Mr. Molino from using or disclosing any of the Company’s non-public, proprietary or confidential information.

Post-2014 Executive Compensation Matters

In March 2015, the Compensation Committee designated that Mr. Horowitz and Mr. Molino would each be participating in the 162(m) Bonus Plan for 2015, and set forth the maximum bonus for 2015 for each such named executive officer, based on the achievement of certain target levels of Company profit, calculated based upon the level of earnings before taxes, depreciation and amortization to be achieved by the Company for fiscal 2015 with certain adjustments, which is subject to reduction by the Compensation Committee in its discretion, after reviewing narrower earnings-based achievement standards and other factors.

162(m) Bonus Plan

The 162(m) Bonus Plan was approved by the Compensation Committee, the Board of Directors and the Stockholders in 2011. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) prohibits a corporation from taking a tax deduction in any tax year for compensation it pays to the chief executive officer and certain other named executive officers in excess of $1 million unless such compensation qualifies as performance based and satisfies certain requirements. The Company maintains the 162(m) Bonus Plan to permit, when appropriate, annual incentive award to qualify as performance based compensation and, to the extent they qualify, be deductible for income tax purposes under Section 162(m) of the Internal Revenue Code. Similarly, the Company has provisions in its 2012 Stock Incentive Plan to permit certain equity grants, when appropriate, to qualify as performance based compensation. The Compensation Committee considers the application of Section 162(m) when structuring awards. Section 162(m) regulations are complicated and subject to change. In addition, a number of requirements must be met in order for particular compensation to qualify as deductible under the section. Accordingly, there can be no assurance that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

Under the 162(m) Bonus Plan, the Compensation Committee selects the employees of our Company and its subsidiaries who will participate in the 162(m) Bonus Plan for each performance period. The Compensation Committee establishes the objective performance goals, formulae or standards and the individual target performance award (if any) applicable to each participant for a performance period prior to the beginning of such performance period or at such later date as permitted under Section 162(m), and while the outcome of the performance goals are substantially uncertain. As stated above, Mr. Horowitz and Mr. Molino each participated in the 162(m) Bonus Plan in 2014 and were designated to participate in such bonus plan for 2015. The 162(m) Bonus Plan is discussed in greater detail under Proposal 3 below.

Stock Incentive Plans

The Company’s 2012 Stock Incentive Plan provides that unless otherwise determined by the Compensation Committee at the time of grant, awards subject to vesting and/or restrictions will not accelerate and vest or cause the lapse of restrictions upon a change in control (as defined in the 2012 Stock Incentive Plan). Instead, such awards will be, in the discretion of the Compensation Committee, either (i) assumed and continued or substituted in accordance with applicable law; (ii) purchased by the Company for an amount equal to the excess of the price of the Company’s Common Stock paid in a change in control over the exercise price of the award(s) (such purchase price not to exceed the fair market value of the Common Stock at the time of purchase), or (iii) cancelled if the price of the Common stock paid in a change in control is less than the exercise price of the award. The Committee may also, in its sole discretion, provide for accelerated vesting or lapse of restrictions of an award at any time.

In the event of a merger or consolidation in which the Company is not the surviving corporation or in the event of a transaction that results in the acquisition of all or substantially all of the Company’s Common Stock or assets, the Compensation Committee may elect to terminate all outstanding exercisable awards granted under the 2012 Stock Incentive Plan, provided that during the period from notification of such termination to the date of consummation of the relevant transaction (which must be at least 20 days) each participant shall have the right to exercise all of his or her exercisable awards in full (without regard to any restrictions on exercisability), contingent on the consummation of such transaction.

The Company’s 2002 Stock Incentive Plan provides that in the event of a change in control, notwithstanding any vesting schedule with respect to an award of options or restricted stock, such option shall become immediately exercisable with respect to 100% of the shares subject to such option, and the restricted period shall expire immediately with respect to 100% of such shares of restricted stock. The 2002 Stock Incentive Plan further provides that in the event of a change in control, all other awards shall become fully vested and/or payable to the fullest extent of any award or portion thereof that has not then expired, and any restrictions with respect thereto shall expire.

The following table presents equity compensation plan information as of December 31, 2014:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	505,000	$6.51	194,517
Equity compensation plans not approved by security holders	—	—	—
TOTAL	505,000	$6.51	194,517

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during, or in respect of, the fiscal year ended December 31, 2014 and prior periods.

AUDIT COMMITTEE REPORT*

The Audit Committee of the Board of Directors of P&F Industries, Inc. is composed of three independent directors appointed by the Board of Directors (each of whom is independent under NASDAQ and applicable SEC rules) and operates under a written charter adopted by the Board of Directors on March 9, 2004. During 2014 and as of the record date, the members of such committee were Messrs. Franklin (Chairman), Brownstein and Randall. Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process and the internal audit function. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the Board of Directors.

In this context, the Audit Committee has met and held discussions separately, and jointly, with each of management and the Company’s independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee discussed with the independent registered public accountants matters required to be discussed under PCAOB standards. The independent registered public accountants have provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accountants such registered public accountants’ independence. The Audit Committee has concluded that the independent registered public accountants’ provision of audit and non-audit services to the Company is compatible with such registered public accountants’ independence.

Based on the Audit Committee’s discussion with management and the independent registered public accountants, and the Audit Committee’s review of the representation of management and the report of the independent registered public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Members of the Audit Committee

Jeffrey D. Franklin (Chairman)
Howard Brod Brownstein
Richard P. Randall

*	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed CohnReznick LLP (“CohnReznick”) as independent registered public accountants for the Company and its subsidiaries for the year 2015 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. CohnReznick has audited the Company’s financial statements since 2008. Representatives of CohnReznick are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s By-laws nor other governing documents or law require stockholder ratification of the appointment of CohnReznick as the Company’s independent registered public accounting firm. However, the Audit Committee seeks to have the appointment of CohnReznick ratified. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The following table sets forth the fees billed by CohnReznick for professional services for the fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees	$299,000	$304,000
Audit-Related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	19,050	4,000
	$318,050	$308,000

Audit fees include fees billed for the audit of P&F Industries, Inc. and its subsidiaries, the review of quarterly financial information, and attendance at Audit Committee meetings.

Audit-Related Fees include certain services that are reasonably related to the performance of the audit or review of the P&F Financial Statements. There were no such fees in 2014 or 2013.

Tax fees include fees billed for services relating to tax compliance, tax advice and tax planning. There were no such fees in 2014 or 2013.

All Other Fees includes fees billed for services not classified in any of the above categories. For 2014, such fees are comprised of expenses relating to the Company’s 2014 Aquisitions and certain out-of-pocket expenses, and for 2013, such fees are comprised of certain out-of-pocket expenses. The Audit Committee negotiates the annual audit fee directly with the Company’s independent registered public accountants. Any additional services to be performed by the Company’s independent registered public accountants requires the advance approval of the Audit Committee. The Audit Committee considers whether the provision of permitted non-audit services is compatible with maintaining its independent registered public accountants’ independence.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of CohnReznick. Abstentions are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. Broker non-votes are not applicable to this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

APPROVAL OF PERFORMANCE GOALS UNDER THE AMENDED AND
RESTATED 162(m) BONUS PLAN

Reason for Seeking Stockholder Approval

The 162(m) Bonus Plan is a bonus plan that was approved by the Company’s stockholders at the 2011 Annual Meeting, designed to provide certain executive officers and other designated employees with incentive compensation based upon the achievement of pre-established performance goals. Generally, Section 162(m) of the Internal Revenue Code places a limit on the deductibility for federal income tax purposes of the compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million limitation.

One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s stockholders. In addition, Section 162(m) provides that if the Company retains the authority to change the targets under a performance goal, then the Company must disclose the material terms of the performance goals to stockholders for re-approval every five years. In order to ensure that certain awards granted under the 162(m) Bonus Plan may continue to qualify as tax-deductible performance-based compensation under Section 162(m), the Company is seeking stockholder approval of the material terms of the performance goals under the 162(m) Bonus Plan. The proposed performance goals are set forth below under “Summary of the 162(m) Bonus Plan”.

The Board of Directors believes that it is in the best interests of the Company and its stockholders to enable the Company to continue to implement 162(m) Bonus Plan compensation arrangements that qualify as tax-deductible performance-based compensation. If the Company’s stockholders do not approve this proposal, then bonuses may continue to be awarded in accordance with the general terms of the 162(m) Bonus Plan, or otherwise, in which case, the only impact on the Company would be that some or all of the value of certain awards that are based on the achievement of one or more performance goals will no longer be deductible by the Company under the Internal Revenue Code as a result of the limitations imposed under Section 162(m).

The following summary describes the principal provisions of the 162(m) Bonus Plan, including the proposed performance goals. The summary does not purport to be complete and is qualified in its entirety by the full text of the 162(m) Bonus Plan, which has been attached as Appendix A to this Proxy Statement. The only proposed changes to the 162(m) Bonus Plan are minor changes to the performance goals as discussed herein. No other changes are being proposed.

Plan Administration

The 162(m) Bonus Plan is administered by the Compensation Committee. Each year, the Compensation Committee selects the key executives who will be eligible to receive awards, the target pay-out level and the performance targets. The Compensation Committee also certifies the level of attainment of performance targets.

Summary of the 162(m) Bonus Plan

Participants in the 162(m) Bonus Plan will be eligible to receive cash performance awards based on attainment by the Company and/or a subsidiary, division or other operational unit of the Company of specified performance goals to be established for each performance period by the Compensation Committee. The performance award will be payable as soon as administratively feasible in the next fiscal year following the end of the performance period with respect to which the payment relates, but only after the Compensation Committee certifies that the performance goals have been attained. The Compensation Committee has the right to reduce awards in their discretion even if the performance goals have been attained. Section 162(m) requires that performance awards be based upon objective performance measures. In March 2015, the Board of Directors approved, subject to stockholder approval at the Annual Meeting, the performance goals set forth below. These are identical to those adopted in 2011 and currently in effect other than the amended language highlighted (in italics) below, designed to clarify certain of the performance goals.

The performance goals permissible under the 162(m) Bonus Plan will be based on one or more of the following business criteria with regard to the Company (or any subsidiary, division, other operational unit or administrative department of the Company) as specified by the Compensation Committee:

•	the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets;
•	the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits (as measured by net profit, operating profit, profit margins or other profit measures), including that attributable to continuing and/or other operations;
•	the attainment of certain target levels of, or a specified increase in, cash flow (including operational cash flow or free cash flow);
•	the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee;
•	the attainment of certain target levels of, or a specified percentage increase in, earnings per share, earnings per share from continuing operations or any other measurement of earnings set forth elsewhere in these performance goals on a per share basis;
•	the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues (on an absolute basis or adjusted for currency effects), net income or earnings (which may include earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and net earnings, and may be determined in accordance with GAAP or adjusted to exclude any or all GAAP items);
•	the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital, return on committed capital or return on assets);
•	the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity;
•	the attainment of certain target levels of, or a percentage increase in, market share;
•	the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock;
•	the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends;
•	the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs;
•	the attainment of certain target levels of, or a specified increase in, customer service measures or indices;
•	the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or
•	the attainment of objective operating goals.

To the extent permitted under Section 162(m), the Compensation Committee may: (i) designate additional business criteria on which the performance goals may be based; or (ii) adjust, modify or amend the aforementioned business criteria.

The maximum performance award payable to any individual for any performance period is $2,750,000. Each performance period will be a period of one year (fiscal or calendar) or less, as determined by the Board of Directors.

A participant and the Company may agree to defer all or a portion of a performance award in a written agreement executed prior to the beginning of the performance period to which the performance award relates in accordance with any deferred compensation program in effect applicable to such participant. Any deferred performance award will not increase (between the date on which it is credited to any deferred compensation program and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Section 162(m). To the extent applicable, any deferral under the 162(m) Bonus Plan is intended to comply with the applicable requirements of Code Section 409A (and the regulations thereunder) and will be limited, construed and interpreted in a manner so as to comply therewith. Performance Awards may be paid in whole or in part in cash or shares of Common Stock, provided that any shares of Common Stock shall be used only if payment of such Common Stock is a permitted award under another plan maintained by the Company that was approved by the stockholders of the Company. Notwithstanding the foregoing, the Committee may provide for the payment of Performance Awards on a deferred basis (including payment in restricted shares of Common Stock), provided that any such payment be permitted under, and made in accordance with, Sections 162(m) and 409A and applicable law.

Term and Amendment of the 162(m) Bonus Plan

The 162(m) Bonus Plan may be amended or discontinued by the Board of Directors at any time. However, stockholder approval is required for an amendment that increases the maximum payment which may be made to any individual for any performance period above the award limits outlined above and specified in the Bonus Plan, materially alters the business criteria for performance goals set forth in the Bonus Plan, changes the class of eligible employees or otherwise requires stockholder approval under Section 162(m). In addition, the business criteria for performance goals under the Bonus Plan must be reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the business criteria for performance goals.

The Bonus Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to be qualified under Code Section 401(a).

Required Vote

Approval of the material terms of the performance goals under the 162(m) Bonus Plan requires the affirmative vote of a majority of the total number of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions and broker non-votes are counted towards a quorum, but will not effect the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities and Exchange Act of 1934 (the “Exchange Act”), the Company is providing stockholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the section captioned “Compensation Philosophy and Agreements with Named Executive Officers” as well as the compensation tables and narrative discussion, is hereby APPROVED.”

As described in greater detail under “Compensation Philosophy and Agreements with Named Executive Officers,” our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program rewards sustained performance that is linked to long-term stockholder interests. Stockholders are encouraged to read the “Compensation Philosophy and Agreements with Named Executive Officers,” the accompanying compensation tables, and the related narrative disclosure included in this Proxy Statement.

Required Vote and Effect

This non-binding advisory vote on executive compensation will be considered approved by the affirmative vote of a majority of the total number of shares present in person or represented by proxy and entitled to vote on the matter. Abstentions and broker non-votes are counted towards a quorum, but will not affect the outcome of the vote. Although this vote is non-binding, the Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 4.

STOCKHOLDER NOMINATIONS FOR BOARD OF DIRECTORS MEMBERSHIP AND
OTHER PROPOSALS FOR THE 2016 ANNUAL MEETING

The submission deadline for stockholder proposals to be included in our proxy materials for the 2016 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act is January 1, 2016. All such proposals must be received by the Corporate Secretary at P&F Industries, Inc., 445 Broadhollow Road, Suite 100, New York 11747 by the required deadline and must comply with all other applicable legal requirements in order to be considered for inclusion in the Company’s 2016 proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s By-laws require that, for nominations of directors or other business to be properly brought before an annual meeting, advance written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information specified in the Company’s By-laws concerning the nominating or proposing stockholder and information concerning the nominee (if any) and, subject to certain conditions set forth in the By-laws, must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, as the address set forth above, not more than 120 days nor less than 90 days in advance of the one year anniversary of the previous year’s annual meeting of stockholders; provided however, that, if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Nominating Stockholder to be timely must so be received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In the case of the annual meeting to be held in 2016, written notice of a nomination or proposal must be received no earlier than January 21, 2016 and no later than February 20, 2016. A copy of the applicable provisions of the By-laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below. The foregoing is a summary of the applicable provisions of the Company’s By-laws, which should be read in their entirety.

ANNUAL REPORT

Stockholders of record on April 10, 2015 will receive a copy of the Company’s 2014 Annual Report, containing its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (without exhibits), along with this Proxy Statement. You may also obtain copies of exhibits to the Form 10-K, but we may charge a reasonable fee to stockholders requesting such exhibits. If you would like copies of any of the exhibits to the Form 10-K, you should direct your request in writing to the Company at 445 Broadhollow Road, Suite 100, Melville, New York 11747, Attention: Corporate Secretary. Such Annual Report on Form 10-K, including exhibits, is also available free of charge on the SEC’s website at www.sec.gov.

By order of the Board of Directors
JOSEPH A. MOLINO, JR.
Secretary

Date: April 30, 2015

Appendix A

THE P&F INDUSTRIES, INC.

AMENDED AND RESTATED
EXECUTIVE 162(m) BONUS PLAN
(as amended March 26, 2015)

1.	PURPOSE

The purpose of this Plan is to attract, retain and motivate key executive employees by providing performance awards to designated key executive employees of the Company and its Subsidiaries beginning with the Company’s fiscal year 2012. This Amendment and Restatement of the Plan shall be effective upon the approval of the Plan by the stockholders of the Company in accordance with the laws of the State of Delaware.

2.	DEFINITIONS

Unless the context otherwise requires, the follow terms shall have the meanings set forth below:

(a)	“Award” — shall mean the total Performance Award as determined under the Plan.
(b)	“Board” — shall mean the Board of Directors of the Company.
(c)	“Change in Control of the Company” — shall have the meaning set forth in Exhibit A.
(d)	“Code” — shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.
(e)	“Code Section 162(m)” — shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.
(f)	“Code Section 409A” – shall mean Section 409A of the Code and the regulations and guidance promulgated thereunder.
(g)	“Code Section 409A Change of Control” – shall mean a Change of Control hereunder that constitutes a “change in control event” as defined under Treas. Reg. §1.409A-3(i)(5) under Code Section 409A.
(h)	“Company” — shall mean P&F Industries, Inc. and any successor by merger, consolidation or otherwise.
(i)	“Committee” — shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board all of whose members shall satisfy the requirements to be “outside directors,” as defined under Code Section 162(m).
(j)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and any successor thereto.
(k)	“Individual Target Award” — shall mean the targeted performance award for a Performance Period specified by the Committee as provided in Section 5 hereof.
(l)	“Participant” — shall mean an employee of the Company or a Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive an Award in accordance with this Plan.
(m)	“Performance Award” — shall mean the amount paid or payable under Section 6 hereof.
(n)	“Performance Goal” — shall mean the objective performance goals, formulae or standards that the Committee shall establish in accordance with Section 6.2 hereof.
(o)	“Performance Period” — shall mean the period (as specified by the Committee) over which achievement of the Performance Goals is to be measured.
(p)	“Plan” — shall mean this P&F Industries, Inc. Executive 162(m) Bonus Plan.

(q)	“Plan Year” shall mean a calendar year of the Company.
(r)	“Subsidiary” — shall mean, other than the Company, (i) any corporation in an unbroken chain of corporations beginning with the Company which owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (ii) any corporation or trade or business (including, without limitation, a partnership or limited liability company) which is controlled fifty percent (50%) or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries; or (iii) any other entity in which the Company or any of its Subsidiaries has a material equity interest and which is designated as a “Subsidiary” by resolution of the Committee.
3.	ADMINISTRATION AND INTERPRETATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the Performance Goals and Performance Period for Awards within the Plan guidelines; (iv) certify attainment of Performance Goals and other material terms; (v) reduce (but not increase) Awards as provided herein; (vi) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (vii) adopt, amend and rescind rules and regulations relating to the Plan; (viii) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; and (ix) make all other determinations and take all other actions necessary or desirable for the Plan’s administration including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent any such action would be permitted under Code Section 162(m).

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m), and all provisions contained herein shall be limited, construed and interpreted in a manner to comply therewith. In addition, Payments under the Plan are intended to comply with or be exempt from Code Section 409A, and, to the maximum extent permitted, this Plan shall be construed and interpreted to be in compliance therewith or exempt therefrom.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Amended By-laws, the General Corporation Law of the State of Delaware or otherwise.

4.	ELIGIBILITY AND PARTICIPATION
(a)	For each Performance Period, the Committee shall select the employees of the Company and its Subsidiaries who are to participate in the Plan from among the executive employees of the Company and its Subsidiaries.
(b)	No person shall be entitled to any Award under this Plan for any Performance Period unless he or she is so designated as a Participant for that Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m).

5.	INDIVIDUAL TARGET AWARD

For each Participant for each Performance Period, the Committee may, in its sole discretion, specify an Individual Target Award. The Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of base pay or total pay (excluding payments made under this Plan), or an amount determined pursuant to an objective formula or standard. Establishment of an Individual Target Award for an employee for a Performance Period shall not imply or require that the same level or any Individual Target Award be set for any subsequent Performance Period. At the time the Performance Goals are established (as provided in Section 6.2 below), the Committee shall prescribe a formula to determine the percentages (which, subject to Section 6.5 hereof, may be greater than one-hundred percent (100%)) of the Individual Target Award which may be payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentage thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce an Award earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change in Control of the Company occurs, or during such Performance Period with regard to the prior Performance Period if the Awards for the prior Performance Period have not been made by the time of the Change in Control of the Company, with regard to individuals who were Participants at the time of the Change in Control of the Company.

6.	PERFORMANCE AWARD PROGRAM

6.1  Performance Awards.  Subject to Section 7 herein and further subject to the satisfaction of any conditions on payment imposed by the Committee, each Participant is eligible to receive up to the achieved percentage of their Individual Target Award for such Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to Section 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

6.2  Performance Goals.  The Committee in its sole discretion shall establish the objective performance goals, formulae or standards and the Individual Target Award (if any) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions); charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items; and the cumulative effects of tax changes, each as defined by GAAP and/or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings, and other similar type of events or circumstances. To the extent any such provision would create impermissible discretion under Code Section 162(m) or otherwise violate Code Section 162(m), such provision shall be of no force or effect. These Performance Goals shall be based on one or more of the following criteria with regard to the Company as a whole or to any Subsidiary, division, other operational unit or administrative department of the Company, and shall be measured either on an absolute basis or relative to a pre-established target levels, to a previous period’s results, or to a designated comparison group, in each case as specified by the Committee: (i) the attainment of certain target levels of, or a specified increase in, enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in after-tax or pre-tax profits (as measured by net profit, operating profit, economic profit, profit margins, or other profit measures), including without limitation that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, cash flow (including operational cash flow or free cash flow); (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the

Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of certain target levels of, or a specified percentage increase in, earnings per share or earnings per share from continuing operations or any other measurement of earnings set forth elsewhere in these Performance Goals on a per share basis; (vi) the attainment of certain target levels of, or a specified percentage increase in, net sales, revenues (on an absolute basis or adjusted for currency effects), net income or earnings (which may include earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; and net earnings, and may be determined in accordance with GAAP or adjusted to exclude any or all GAAP items); (vii) the attainment of certain target levels of, or a specified increase in, return on capital employed (including, without limitation, return on invested capital, return on committed capital or return on assets); (viii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholder equity; (ix) the attainment of certain target levels of, or a percentage increase in, market share; (x) the attainment of certain target levels of, or a percentage increase in, the fair market value of the shares of the Company’s common stock; (xi) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; (xii) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xiii) the attainment of certain target levels of, or a specified increase in, customer service measures or indices; (xiv) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; or (xv) the attainment of objective operating goals.

In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or Subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under Code Section 162(m), but only to the extent permitted under Code Section 162(m) (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Goals may be based or (ii) adjust, modify or amend the aforementioned business criteria (including, but not limited to, amendments reflecting prevailing accounting standards used in the Company’s financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings (including its regular reports on Forms 10-K and 10-Q)).

6.3  Except as otherwise provided herein, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used and/or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis, or other Securities and Exchange Commission filings (including its regular reports on Forms 10-K and 10-Q).

6.4  To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee as exercised at the time the Performance Goals are set.

6.5  Maximum Performance Award.  The maximum Performance Award payable to a Participant with respect to any one Plan Year in a Performance Period shall not exceed $2,750,000.

6.6  Payment Date; Committee Certification.  Performance Awards will be paid as soon as administratively feasible in the fiscal year after the fiscal year in which the Performance Period in which they are earned is completed, but not before the Committee certifies in writing that the Performance Goals specified pursuant to Section 6.2 (except to the extent permitted under Code Section 162(m) and provided in Section 7 with regard to death, disability or Change in Control of the Company) were, in fact, satisfied, except as may otherwise be agreed by a Participant and the Company in a written agreement executed prior to the beginning of the Performance Period to which the Performance Award relates, or such later period permitted under Code Section 409A as may be specified by the Committee, in each case, in accordance with any deferred compensation program, if any, in effect applicable to such Participant. The Committee shall use its reasonable business efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2½) months after the end of each Performance Period. Any Performance Award deferred by a Participant shall not increase (between the date on which the Performance Award is credited to any deferred compensation program applicable to such Participant and the payment date) by an amount that would result in such deferral being deemed as an “increase in the amount of compensation” under Code Section 162(m). The Committee may provide, prior to the beginning of the Performance Period or such later period as may be specified by the Committee within the time permitted under and in accordance with Code Section 409A with respect to deferrals of “performance-based compensation” (within the meaning of Code Section 409A) or otherwise, that payment of any Performance Award shall be deferred and may place such additional conditions (including restrictions as to vesting and/or transferability) on payment thereof as it shall determine in its sole discretion, provided that such additional conditions are permitted under, and made in accordance with, Code Sections 162(m) and 409A and applicable law. The Participant shall have no right to receive payment of any deferred amount until he or she has a right to receive such amount under the terms of the applicable deferred compensation program. To the extent applicable, any deferral under this section is intended to comply with the applicable requirements of Code Sections 162(m) and 409A (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith.

6.7  FORM OF PAYMENT. In the sole discretion of the Committee, Performance Awards may be paid in whole or in part in cash or Common Stock, provided that any Common Stock shall be used only if payment of such Common Stock is a permitted award under another plan maintained by the Company that was approved by the stockholders of the Company. Notwithstanding the foregoing, the Committee may provide for the payment of Performance Awards on a deferred basis (including payment in restricted shares of Common Stock), provided that any such payment be permitted under, and made in accordance with, Code Sections 162(m) and 409A and applicable law.

7.	EMPLOYMENT ON AWARD DATE GENERALLY REQUIRED FOR AWARD

No Award shall be made to any Participant who is not an active employee of the Company or one of its Subsidiaries or affiliates on the date Awards for the Performance Period are generally paid to Participants; provided, however, that the Committee, in its sole and absolute discretion, may make Awards to Participants for a Performance Period in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment during such Performance Period and the Committee shall be required to make at least a pro-rata Award through the date of a Change in Control of the Company to each Participant who is a Participant at the time of such Change in Control of the Company. All such Awards shall be based on achievement of the Performance Goals for the Performance Period, except that, to the extent permitted under Code Section 162(m), in the case of death, disability or Change in Control of the Company during the Performance Period (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than the Individual Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals. Furthermore, upon a Code Section 409A Change in Control of the Company the Committee may, in its sole discretion but only to the extent permitted under Code Section 162(m), make an award (payable immediately) equal to a pro-rata portion (through the date of the Code Section 409A Change in Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Performance Period. Any such immediate pro-rata payment shall reduce any other Award made for such Performance Period under this Plan by the amount of the pro-rata payment.

8.	NON-ASSIGNABILITY

No Award under this Plan nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its Subsidiaries or affiliates nor affect the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of any Participant.

10.	AMENDMENT OR TERMINATION

The Board (or a duly authorized committee thereof) may, in its sole and absolute discretion, amend, suspend or terminate the Plan or adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company entitled to vote thereon in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) materially alter the Performance Goals as set forth in Section 6.2; (ii) increase the maximum amount set forth in Section 6.5; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m). Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of an Award for a Performance Period otherwise payable hereunder. In addition, no Award shall be granted based on the Performance Goals established on or after the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved or reapproved the Performance Goals, unless the stockholders reapprove the Performance Goals on or before such stockholder meeting. Notwithstanding anything herein to the contrary, the Board (or a duly authorized committee thereof) may at any time and from time to time amend, in whole or in part (but only to the extent permitted under Code Section 162(m)), any or all of the provisions of this Plan to comply with or be exempt from Code Section 409A and the regulations thereunder or any other applicable law without Participant consent.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

Exhibit A

A Change in Control of the Company shall, unless the Board otherwise directs by resolution adopted prior thereto or, in the case of a particular Award, the applicable award agreement states otherwise, be deemed to occur if:

i.	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than a Founder (as defined below) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of either the outstanding shares of the Company’s Class A common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally;
ii.	during any period of two (2) consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company’s stockholders of each new director was approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or
iii.	the Company undergoes a liquidation or dissolution or a sale of all or substantially all of its assets. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Company’s then outstanding voting securities entitled to vole generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control of the Company.

As used herein, “Founder” means Richard A. Horowitz and any of his affiliates.

ANNUAL MEETING OF STOCKHOLDERS OF

P & F INDUSTRIES, INC.

May 20, 2015

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report are available at https://materials.proxyvote.com/692830

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330303000000000000 7 052015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTORS LISTED BELOW, AND "FOR" PROPOSAL NOS. 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three directors, as set forth below, two for a term of three years (expiring in 2018) and one for a term of one year (expiring in 2016) and until their successors are duly elected and qualified.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Howard Brod Brownstein (one-year term)
- ○ Jeffrey D. Franklin (three-year term)
- ○ Richard P. Randell (three-year term)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratifying the appointment of CohnReznick LLP as P&F Industries, Inc.'s independent registered public accounting firm for 2015.	☐	☐	☐
3. Approving Internal Revenue Code Section 162(m) performance goals under the P&F Industries, Inc. Amended and Restated Executive 162(m) Bonus Plan.	☐	☐	☐
4. Approving an advisory (non-binding) resolution regarding the compensation of P&F Industries, Inc.'s named executive officers.	☐	☐	☐

IMPORTANT - PLEASE VOTE, SIGN AND RETURN THE PROXY AS SOON AS POSSIBLE SO THAT IT WILL ARRIVE BEFORE THE ANNUAL MEETING ON MAY 20, 2015.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

P & F INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 20, 2015

The undersigned hereby appoints RICHARD A. HOROWITZ and JOSEPH A. MOLINO, JR., or either one of them, attorney with full power of substitution and revocation to each, for and in the name of the undersigned, with all powers the undersigned would possess if personally present, to vote the Class A Common Stock of the undersigned in P&F Industries, Inc. at the Annual Meeting of Stockholders to be held at the Conference Center at 445 Broadhollow Road, Melville, New York 11747 on Wednesday, May 20, 2015 at 10 a.m. and at any adjournment thereof, for the following matters.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS AND "FOR" PROPOSAL NOS. 2, 3 AND 4. THIS PROXY ALSO AUTHORIZES EACH OF THE PERSONS NAMED ABOVE TO VOTE AT HIS DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued, and to be signed on reverse side)

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